UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2016

Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 5, 2016, Semtech Corporation (the “Company”) issued a warrant (the “Warrant”) to Comcast Cable Communications Management, LLC (“Comcast”) to purchase up to One Million Eighty-six Thousand Nine Hundred Fifty-seven (1,086,957) shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), representing a total of $30 million worth of Common Stock based on the average closing price over the 10-trading day period ending October 4, 2016, at an exercise price of $0.01 per Warrant Share.

The Warrant has a term of seven years from October 5, 2016.  The Warrant provides for net share settlement that, if elected by Comcast, will reduce the number of Warrant Shares issued upon exercise to reflect net settlement of the exercise price.  Comcast may also request cash settlement of the Warrant upon exercise in lieu of the issuance of Warrant Shares, however, such cash settlement is at the sole and absolute discretion of the Company.  The Warrant vests 10% on issuance, and the remainder vests based on the achievement during the subsequent 30-month period by Comcast (or its designee) of certain milestones related to the deployment of a LoRaWAN™-based network in cities around the country.  The number of Warrant Shares are subject to customary adjustment provisions for stock split, reclassification, reorganization, consolidation, merger, and similar transactions.

The Warrant was issued by the Company to Comcast in connection with an agreement between the parties regarding the intended trial deployment by Comcast of a low-power wide-area Network (LPWAN) in the United States, based on the Company’s LoRa® Wireless Radio Frequency Technology.

The description of the Warrant is qualified in its entirety by reference to the full text of the Warrant, which is incorporated by reference herein.  A copy of the Warrant is included herein as Exhibit 10.1.

Item 3.02                                           Unregistered Sales of Equity Securities.

The issuance of the Warrant and the underlying Warrant Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrant and the underlying Warrant Shares were issued in a private placement exempt from the registration requirements of the Securities Act, in reliance on the exemptions set forth in Section 4(a)(2) of the Securities Act.

Item 7.01                                           Regulation FD Disclosure.

On October 5, 2016, the Company and Comcast Corporation issued a joint press release announcing their agreement as discussed above.  The Company also issued a press release announcing the issuance of the Warrant, updating the Company’s guidance for the third quarter of fiscal 2017 and announcing that it will be holding a conference call on October 5, 2016 at 2:00 p.m., Pacific time, to review the deal.  Copies of the joint press release and the Company’s press release are furnished as Exhibits 99.1 and 99.2, respectively and incorporated by reference herein.

In accordance with U.S. generally accepted accounting principles (“GAAP”), any expense related to the Warrant is expected to be recorded as a reduction to net sales since it is being granted to a customer.  Accordingly, the Company expects to record a reduction to net sales of approximately $3.8 million and a reduction to earnings per diluted share of approximately $0.06 in the third quarter of fiscal year 2017.

The Company now expects GAAP net sales to be in the range of $130.0 million to $138.0 million for the third quarter of fiscal year 2017 compared to its prior outlook in the range of $134.0 million to $142.0 million.  The Company now expects earnings per diluted share in the range of $0.43 to $0.47 for the third quarter of fiscal year 2017 compared to its prior outlook of $0.49 to $0.53.

Consistent with the Company’s historical practices, non-cash expenses associated with the granting of stock-based compensation, including those associated with the Warrant, will be excluded from its non-GAAP financial measures and will therefore not impact non-GAAP net sales or earnings per share.

The information furnished in this Item 7.01, including Exhibits 99.1 and 99.2 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filings under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements concerning the expected impact of the issuance of the Warrant on the Company’s net sales and earnings per diluted share and the updated outlook on the Company’s net sales and earnings per diluted share, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors are further addressed in the Company’s annual and quarterly reports, and in other documents or reports, filed with the Securities and Exchange Commission including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”  The Company assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report, except as required by law.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

10.1	Warrant dated October 5, 2016 issued by Semtech Corporation to Comcast Cable Communications Management, LLC.
99.1	Joint Press Release of Semtech Corporation and Comcast Corporation dated October 5, 2016.
99.2	Press Release of Semtech Corporation dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMTECH CORPORATION

Date: October 5, 2016	By:	/s/ Emeka N. Chukwu
		Name:	Emeka N. Chukwu
		Title:	Chief Financial Officer